EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Post-Effective Amendment No. 1 to Form S-3 (No. 333-204368) on Form S-1) and related prospectus of Veracyte, Inc. for the registration of 4,907,975 shares of its common stock and to the incorporation by reference therein of our report dated March 14, 2016, with respect to the financial statements of Veracyte, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California
March 14, 2016